UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

April 27, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders, which will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY at 10:00 a.m. on Wednesday, May 18, 2016.  Your Board of Directors looks forward to greeting those shareholders that are able to attend.  On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

At the Annual Meeting, you will be asked to (i) elect eight Directors; and (ii) ratify the appointment of Deloitte & Touche LLP as the company’s auditors for the fiscal year ending December 31, 2016.  Your Board of Directors recommends that you vote your shares “FOR” proposals (i) and (ii).  These proposals are more fully described in the accompanying proxy statement.

Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented.  Please vote your shares using the internet or a toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card and you will receive in response to your request.  Instructions on using each of these voting methods are outlined in the proxy statement. Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

Sincerely,

Peter C. Georgiopoulos
Chairman

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”), will be held on May 18, 2016 at 10:00 a.m. (local time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY  for the following purposes:

1.	To elect the eight directors named in the proxy statement to the Board of Directors of Genco;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2016; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Shareholders of record at the close of business on March 21, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL.  PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET.  IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

John C. Wobensmith
President and Secretary
New York, New York
April 27, 2016

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2016

This proxy statement is furnished to shareholders of Genco Shipping & Trading Limited (“Genco” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Genco (the “Board”) for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, on May 18, 2016 at 10:00 a.m., and at any adjournment or postponement thereof.

This proxy statement, the accompanying form of proxy and the Notice of Internet Availability are first being mailed to shareholders on or about April 28, 2016.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on March 21, 2016 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof.  As of March 21, 2016, Genco had issued and outstanding 73,544,994 shares of common stock. The common stock comprises all of Genco’s issued and outstanding voting stock.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to John C. Wobensmith, Secretary of Genco, stating that the proxy is revoked;
•	by submitting another proxy with a later date; or
•	by attending the Annual Meeting and voting in person.

Please note, however, that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of the shares.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted “FOR” the election of such nominee and “FOR” the approval of each proposal.  If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is a routine matter that is considered a “discretionary” item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting.

The proposals to elect directors and to amend our second amended and restated articles of incorporation are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on any of these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Voting at the Annual Meeting

Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

	Proposal	Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”

1.	Election of Directors	Plurality of votes cast	No effect	No effect

2.	Appointment of Independent Auditors	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect

For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@gencoshipping.com.

Solicitation

We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting.   We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners.  Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held May 18, 2016.

Our Proxy Statement and Annual Report to Shareholders are
available at www.proxyvote.com.

Your vote is important. Thank you for voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under Genco’s Certificate of Incorporation, as amended, all members of the Board of Directors currently have terms expiring at the 2016 Annual Meeting.  The Board of Directors has nominated the directors currently serving on the Board of Directors, Peter C. Georgiopoulos, Eugene I. Davis, James G. Dolphin, Peter Kirchof, Kevin Mahony, Basil G. Mavroleon, Arthur L. Regan, Bao D. Truong, for election or re-election to serve as directors of the Company for a one-year term until the 2017 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.  Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF THE NOMINEES AS  DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for election or re-election as directors:

Name	Age	Position

Peter C. Georgiopoulos	55	Chairman and Director
Eugene I. Davis	61	Director
James G. Dolphin	48	Director
Peter Kirchof	53	Director
Kevin Mahony	28	Director
Basil G. Mavroleon	68	Director
Arthur L. Regan	53	Director
Bao D. Truong	42	Director

Peter C. Georgiopoulos has served as Chairman and as a director of Genco since Genco’s inception. Since 2015, Mr. Georgiopoulos has served as Chairman and Chief Executive Officer of Gener8 Maritime, Inc., an NYSE-listed provider of international seaborne crude oil transportation services, and was its Chairman from 2008 to 2015.  Prior to that, he served as Chairman and Chief Executive Officer of General Maritime Corporation, now a subsidiary of Gener8 Maritime, Inc., and its predecessors from 1997 to 2008.  Mr. Georgiopoulos is also Chairman and a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange. Mr. Georgiopoulos has also served as chairman of the board of directors and a director of Baltic Trading from March 2010 until Baltic Trading’s merger with Genco on July 17, 2015. From 1991 to 1997, he was the principal of Maritime Equity Management, a ship-owning and investment company that he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Before entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. He holds an MBA from Dartmouth College. As a result of these and other professional experiences, Genco believes Mr. Georgiopoulos possesses knowledge and experience regarding Genco’s history and operations and the shipping industry, finance and capital markets, that strengthen the Board’s collective qualifications, skills and experience.

Eugene I. Davis has served as a director of Genco since July 21, 2014. Mr. Davis has been the Chairman and Chief Executive Officer of Pirinate Consulting Group LLC, a privately held consulting firm, since 1999. Pirinate specializes in turnaround management, merger and acquisition consulting and strategic planning advisory services for public and private business entities. Mr. Davis currently serves as a director of Spectrum Brands Holdings, Inc., Harbinger Group Inc., WMI Holdings Corp. and U.S. Concrete, Inc. Mr. Davis holds a Bachelor of Arts in International Politics from Columbia University, Columbia College, a Masters in International Affairs, International

Law and Organization from Columbia University’s School of International Affairs, and Juris Doctor from the Columbia University’s School of Law. Mr. Davis serves on the Executive Committee of the Columbia College Alumni Association. As a result of these and other professional experiences, Genco believes Mr. Davis possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.

James G. Dolphin has served as a director of Genco since July 21, 2014. Mr. Dolphin has served as the Managing Director and President of AMA Capital Partners, LLC, since 2001. AMA is a leading shipping and offshore merchant bank and advisor. Prior to joining AMA, Mr. Dolphin served as a Principal of Booz Allen Hamilton, serving as the leader of their commercial freight management consultancy practice. Mr. Dolphin also served as a Transportation Executive with First National Bank of Maryland. Mr. Dolphin served as a member of the Board of Directors of Remedial Cayman Limited from 2010 to 2014. Mr. Dolphin received his B.A. in Economics and Managerial Studies from Rice University. As a result of these and other professional experiences, Genco believes Mr. Dolphin possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.

Peter Kirchof has served as a director of Genco since February 17, 2016.  Mr. Kirchof has been a Managing Director of global investment firm Strategic Value Partners LLC, or SVP, since 2015.  SVP and its affiliates beneficially own a significant percentage of the Company’s common stock.  From 2014 to 2015, he was a Managing Director at merchant bank Gregory and Hoenemeyer, Inc.  Prior to that, Mr. Kirchof spent ten years at Cerberus Capital Management as the senior operating executive leading teams responsible for value creation in the firm’s portfolio companies across all operating divisions. Earlier in his career, he had a series of senior management roles in finance, marketing, strategy and operating groups at PepsiCo and Nestle. Mr. Kirchof began his career at ABN AMRO Capital Markets as a corporate officer in Chicago. He received his Bachelor of Science degree in Finance and Accounting from Miami University in Oxford, Ohio.  As a result of these and other professional experiences, Genco believes Mr. Kirchof possesses knowledge and experience regarding general business, finance, and strategic planning that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Kirchof’s relationship with SVP, Genco believes he will provide the Board with the perspective of a significant stockholder.  Mr. Kirchof was recommended to serve on the Board by SVP.

Kevin Mahony has served as a director since September 16, 2015.  Mr. Mahony is an Associate at Centerbridge Partners, L.P. (“Centerbridge”), which he joined in July 2014. Prior to joining Centerbridge, Mr. Mahony was an Associate at Oaktree Capital Management in its Global Principal Group from 2012 to 2014 and an investment banking Analyst at Lazard in its Restructuring Group from 2010 to 2012.  Mr. Mahony graduated from the University of Virginia with a B.S. in Commerce with concentrations in finance, management and a track in entrepreneurship and a B.A. in Art History. As a result of these and other professional experiences, Genco believes Mr. Mahony possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Mahony’s relationship with Centerbridge, Genco believes he will provide the Board with the perspective of a significant stockholder.

Basil G. Mavroleon has served as a director since July 17, 2015. Mr. Mavroleon served as a director of Baltic Trading from March 15, 2010 until Baltic Trading’s merger with our Company on July 17, 2015.  Mr. Mavroleon also served as a director of our Company from July 27, 2005 to July 9, 2014.  Mr. Mavroleon has been employed in the shipping industry for the last 42 years. Since 1970, Mr. Mavroleon has worked at Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States.  Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for twenty-five years and held the position of Manager of the Projects Group thereafter for five years from January 2009 until April 2013.  Mr. Mavroleon also serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage based in Piraeus, Greece.  Since its inception in 2003 through its liquidation in December 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that dealt with tanker freight forward agreements and derivatives.  Mr. Mavroleon is a member of the Baltic Exchange, is on the board of the Associate Membership Committee of Intertanko, a member of the Association of Ship Brokers and Agents, is on the advisory board of NAMMA (North American Maritime Ministry Association), is a director emeritus of NAMEPA (North American Marine Environmental Protection Association), and is Chairman of the New York World Scale Committee.  Mr. Mavroleon is a member of the Hellenic Chamber of Commerce, the Connecticut Maritime Association, NYMAR (New York Maritime Inc.), the Maritime Foundation Knowledge Center, honorary director of the Connecticut Maritime Association Education Foundation (CAMEF), and serves on the board of trustees of the Maritime Aquarium, Norwalk, CT.  Mr. Mavroleon was educated at Windham College, Putney, VT. As a result of these and other professional experiences, we believe Mr. Mavroleon possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.

Arthur L. Regan has served as a director of Genco since February 17, 2016.  Mr. Regan is currently an Operating Partner with Apollo Investment Consulting LLC. Since 2010, Mr. Regan has been the President, Chief Executive Officer and a Director of Principal Maritime Management, LLC, a wholly owned portfolio company of Apollo Global Management, LLC, or Apollo, which has directly managed and advised Apollo on investments across the shipping industry.  Affiliates of Apollo beneficially own a significant percentage of the Company’s common stock.  From 2010 to 2015, Mr. Regan was President, Chief Executive Officer, and a Director of Veritable Maritime Holdings LLC, an international shipowning entity funded principally by affiliates of Apollo.  Mr. Regan has more than 30 years of experience in the shipping industry in executive roles, including as President and Chief Executive Officer of Arlington Tankers Ltd. from 2004 to 2008, which was listed on the New York Stock Exchange. Mr. Regan is a graduate of the State University of New York Maritime College at Fort Schuyler with a Bachelor of Science degree in Marine Transportation and Management. Mr. Regan began his shipping career sailing as an officer on merchant tankers and dry bulk vessels for over ten years, completing his sea service as Master Mariner. He is currently a Member of the North American Panel Committee of the Classification Society DNV-GL.  As a result of these and other professional experiences, Genco believes Mr. Regan possesses knowledge and experience regarding general business, finance, and the shipping industry that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Regan’s relationship with Apollo, Genco believes he will provide the Board with the perspective of a significant stockholder.  Mr. Regan was recommended to serve on the Board by Apollo.

Bao D. Truong has served as a director of Genco since July 21, 2014. Mr. Truong is a Senior Managing Director at Centerbridge, which he joined in 2010. Prior to joining Centerbridge, Mr. Truong was a Managing Director and Partner in the credit business of Fortress Investment Group LLC. While at Fortress from 2004 to 2010, Mr. Truong was engaged principally in public market investments across the corporate capital structure, with a focus on distressed and special situations. Prior to his time at Fortress, Mr. Truong was a member of the distressed/high-yield research and trading business of Lehman Brothers Inc. Mr. Truong graduated magna cum laude from the University of Pennsylvania, where he was a Benjamin Franklin Scholar, with degrees in Finance (Wharton) and Computer Science & Engineering. He received his M.B.A. from Harvard Business School. Mr. Truong serves on the Board of Directors of Alinta Holdings. As a result of these and other professional experiences, Genco believes Mr. Truong possesses knowledge and experience regarding general business and finance that strengthen the Genco Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Truong’s relationship with Centerbridge, Genco believes he will provide the Board with the perspective of a significant stockholder.

As noted above, Mr. Georgiopoulos serves as an executive officer of Gener8 Maritime, Inc.  On November 17, 2011, General Maritime and substantially all of its subsidiaries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.  On April 21, 2014, Genco and its subsidiaries other than Baltic Trading and its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

Corporate Governance

Governance Materials - All of the Company’s corporate governance materials, including the committee charters of the Board and the Company’s Corporate Governance Guidelines, are published on the Corporate Governance section of the Company’s website under “Investor” at www.gencoshipping.com.  These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its committee charters as warranted.  Any modifications are reflected on the Company’s website.

Director Independence—It is the Genco Board’s objective that a majority of the Genco Board consists of independent directors. For a director to be considered independent, the Genco Board must determine that the director does not have any material relationship with Genco. The Genco Board follows the criteria set forth in applicable NYSE listing standards to determine director independence. The Genco Board will consider all relevant facts and circumstances in making an independence determination.

All members of the Genco Audit, Compensation and Nominating, Corporate Governance, and Conflicts Committees must be independent directors as defined by applicable NYSE listing standards. Members of the Genco Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Genco or any of its subsidiaries other than their director compensation.

The independent directors of Genco are Eugene I. Davis, James G. Dolphin, Peter Kirchof, Basil G. Mavroleon, and Arthur L. Regan. In determining that Mr. Mavroleon is independent, the Board considered that Mr. Mavroleon is an independent contractor of WeberSeas (Hellas) S.A. ("WeberSeas"), which Genco’s subsidiary Baltic Trading engaged as a broker in a potential vessel transaction. The Board deemed Mr. Mavroleon's relationship with WeberSeas not to be material, as Mr. Mavroleon did not receive any payment or other economic benefit from the potential transaction and did not participate in the potential transaction.  The Board has determined that each of the members of the Audit, the Compensation and the Nominating, Corporate Governance, and Conflicts Committees, respectively, are independent as defined in the applicable NYSE listing standards.

Code of Ethics—All directors, officers, employees and agents of Genco must act ethically at all times and in accordance with the policies comprising Genco’s code of ethics set forth in the its Code of Ethics. Under Genco’s Code of Ethics, the Genco Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.

Genco’s Code of Ethics is available on Genco’s website at www.gencoshipping.com and is available in print to any shareholder upon request. Genco intends to provide any disclosures regarding the amendment or waiver of its Code of Ethics on its website.

Communicating Concerns to Directors—Shareholders or other interested parties may communicate directly with any individual director, with the Genco Board as a group, with the Chairman or other presiding director for the non-management directors, or with non-management directors as a group pursuant to Section 303A.03 of the NYSE’s Listed Company Manual. All of Genco’s directors are currently non-management directors. All communications should be in writing and should be addressed to the intended recipient(s), c/o John C. Wobensmith, Secretary, 299 Park Avenue, 12th Floor, New York, New York 10171. Once the communication is received by the Secretary, the Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to Genco’s directors. Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

During fiscal year 2015, there were ten meetings of the Genco Board of Directors. A quorum of Directors was present, either in person or telephonically, for all of the meetings. Actions were also taken during the year by unanimous written consent of Genco’s directors. All directors attended at least 75% of the aggregate of the total number of meetings of the Genco Board of Directors and the total number of meetings of all Committees of the Genco Board of Directors on which they served. Genco encourages all directors to attend each annual meeting of shareholders.

Genco’s Audit Committee was comprised of Eugene Davis, James G. Dolphin and Michael J. Leffell during fiscal years 2015 and 2016 until the resignation of Mr. Leffell and appointment of Arthur L. Regan to the Audit Committee on February 17, 2016.  All of these directors qualify (or qualified) as independent under the listing requirements of the NYSE and are (or were) financially literate. Mr. Davis is also a financial expert as defined under Item 401(h)(2) of Regulation S-K. Please refer to Mr. Davis’ biographical information on page 4 for his relevant experience. Through its written charter, Genco’s Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board. During fiscal year 2015, Genco’s Audit Committee held 11 meetings.

Genco’s Compensation Committee was comprised of Ian R. Ashby, Eugene Davis and Michael J. Leffell during fiscal years 2015 and 2016 until the resignation of Messrs. Ashby and Leffell on February 17, 2016.  On April 27, 2016, Peter Kirchof and Arthur L. Regan were appointed to the Compensation Committee.  All of these directors qualify (or qualified) as independent under the listing requirements of the NYSE, and none of them is (or was) an employee of Genco. Through its written charter, Genco’s Compensation Committee administers Genco’s equity incentive plans and other corporate benefits programs. Genco’s Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and also reviews, approves, or recommends executive officer bonuses, equity grants and other compensation. Genco’s Compensation Committee generally does not delegate its authority, although Genco’s officers are responsible for the day-to-day administration of Genco’s 2014 Management Incentive Plan and 2015 Equity Incentive Plan. Genco’s Compensation Committee’s primary processes for establishing and overseeing executive compensation can be found under “Compensation Discussion and Analysis” below. Directors’ compensation is established by the Genco Board of Directors upon the recommendation of Genco’s Compensation Committee. During fiscal year 2015, Genco’s Compensation Committee held two meetings.

Genco’s Nominating, Corporate Governance, and Conflicts Committee was comprised of James G. Dolphin, Ian R. Ashby and Michael J. Leffell during fiscal years 2015 and 2016 until the resignation of Messrs. Ashby and Leffell on February 17, 2016.   On April 18, 2016, Peter Kirchof and Basil G. Mavroleon were appointed to the Nominating, Corporate Governance, and Conflicts Committee.  All of these directors qualify (or qualified) as independent under the listing requirements of the NYSE, and none of them is (or was) an employee of Genco. Through its written charter, the Nominating, Corporate Governance, and Conflicts Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing Genco’s corporate governance guidelines. When a vacancy exists on the Board, or when the Board determines to add an additional director, the Nominating, Corporate Governance, and Conflicts Committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others. The Committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date. The Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. The Committee considers candidates based on materials provided, and will consider whether an interview is appropriate. The Committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at Genco headquarters, on the same basis. During fiscal year 2015, the Nominating, Corporate Governance, and Conflicts Committee held four meetings.

As noted above, the Nominating, Corporate Governance, and Conflicts Committee considers many factors when determining the eligibility of candidates for nomination to the Board. The Committee does not have a diversity policy; however, in the event of a vacancy, the Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in meeting its mission.

Executive Sessions

Under the Corporate Governance Guidelines that Genco adopted to assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate. In addition, if there are any non-management directors who are not independent directors, the independent directors shall meet in executive session at least once each year. The presiding director at any executive session with the non-management or independent directors will be the Chairman if the Chairman is present and is a non-management or independent director (as applicable) and will otherwise be selected by a majority of the non-management or independent directors (as applicable) present at the meeting. All of Genco’s directors are currently non-management directors, and three executive sessions of independent directors were held in fiscal year 2015.

Board Leadership Structure

As noted above, Genco’s Board is currently comprised of five independent and three non-independent directors. Genco recognizes that different Board leadership structures may be appropriate for Genco during different periods of time and under different circumstances. Genco believes that its current Board leadership structure is suitable for Genco because it allows Genco to consider a broad range of opinions in the course of its Board deliberations, including those with knowledge of Genco’s day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.

Genco’s Board does not have a policy on whether or not the roles of President and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. Genco’s Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of Genco and its shareholders at the time of such determination.

Genco’s Board has placed the responsibilities of Chairman with a non-employee member of the Board, which Genco believes fosters accountability between Genco’s Board and Genco’s management team. Genco’s Chairman has been closely involved with Genco since its founding. Given his unique knowledge, experience and relationship with the Board, Genco believes his continued service as Chairman provides significant value to Genco and its shareholders, and that it is beneficial for Genco’s Chairman to lead its Board members as they provide leadership to its management team. In addition, Genco’s Chairman contributes significantly to developing and implementing Genco’s strategy; facilitating communication among the directors; developing Board meeting agendas in consultation with management; and presiding at Board and shareholder meetings. This delineation of duties allows the President to focus his attention on managing the day-to-day business of Genco.

Genco’s Corporate Governance Guidelines provide the flexibility for Genco’s Board to modify or continue Genco’s leadership structure in the future, as it deems appropriate.

Risk Oversight

Genco’s Board believes that oversight of Genco’s risk management efforts is the responsibility of the entire Board. It views risk management as an integral part of Genco’s strategic planning process. The subject of risk management is regularly discussed at Board meetings with Genco’s President and Chief Financial Officer. Additionally, the charters of certain of the Board’s committees assign oversight responsibility for particular areas of risk. For example, Genco’s Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Genco’s Nominating, Corporate Governance, and Conflicts Committee oversees risk associated with Genco’s Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. Genco’s Compensation Committee oversees the risk related to Genco’s executive compensation plans and arrangements.

MANAGEMENT
Executive Officers

The following tables set forth certain information with respect to the executive officers of Genco other than Peter C. Georgiopoulos, for whom information is set forth above under the heading “Board of Directors”:

Name	Age	Position
John C. Wobensmith	46	President (Principal Executive Officer)
Apostolos Zafolias	37	Chief Financial Officer
Joseph Adamo	53	Chief Accounting Officer

John C. Wobensmith has served as our President since December 19, 2014.  From April 2005 until his appointment as President, he served as our Chief Financial Officer and Principal Accounting Officer.  From 2010 until Baltic Trading’s merger with our Company on July 17, 2015, Mr. Wobensmith served as President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Baltic Trading.  He has also served as a director of Ultrapetrol (Bahamas) Limited, a marine transportation company, since March 2016.  Mr. Wobensmith has over 20 years of experience in the shipping industry.  Before becoming our Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland, serving as a Vice President from 1998. Mr. Wobensmith has a bachelors degree in economics from St. Mary’s College of Maryland.  He also currently serves on the Board of Trustees and as Treasurer of the Board at St. Mary’s College of Maryland.  Mr. Wobensmith holds the Chartered Financial Analyst designation.

Apostolos Zafolias has served as Genco’s Chief Financial Officer since December 19, 2014. Mr. Zafolias has been employed with Genco since May 2005. Since July 2013, Mr. Zafolias has served as Genco’s Executive Vice President of Finance, playing an integral part in the execution of its finance strategy. Mr. Zafolias has approximately 10 years of experience in the shipping industry with a focus on mergers and acquisitions, commercial bank financing, debt and equity capital markets transactions, and SEC reporting. Before being appointed Executive Vice President of Finance, Mr. Zafolias held various finance leadership positions at Genco. He has a bachelor of science degree from Babson College and holds the Chartered Financial Analyst designation.

Joseph Adamo has served as Genco’s Chief Accounting Officer since December 19, 2014. Mr. Adamo has been employed with Genco since June 2005. Mr. Adamo’s initial position with Genco was Controller until April 2010, when he was promoted to Treasurer and Controller. Mr. Adamo is responsible for overseeing Genco’s accounting department, including certain filings with the SEC. Prior to joining Genco, Mr. Adamo was a turnaround consultant providing restructuring advisory services to distressed companies. Prior to that, Mr. Adamo served as Chief Financial Officer for two private companies. Mr. Adamo started his career in public accounting working for Price Waterhouse, currently PriceWaterhouseCoopers LLP. He has a bachelor’s degree in accounting from Pace University and is a licensed Certified Public Accountant.

As described above, Mr. Wobensmith serves as an executive officer of Genco.  On April 21, 2014, Genco and its subsidiaries other than Baltic Trading and its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes Genco’s compensation program as it relates to its Chairman, Peter C. Georgiopoulos; its President, John C. Wobensmith; its Chief Financial Officer, Apostolos D. Zafolias; and its Chief Accounting Officer, Joseph Adamo, all of whom Genco refers to together as Genco’s “named executives.” Genco treats Peter C. Georgiopoulos as an executive officer of Genco for securities laws purposes, although he is not currently an employee or a corporate officer and is not paid a salary. Messrs. Zafolias and Adamo assumed the roles of Chief Financial Officer and Chief Accounting Officer, respectively, on December 19, 2014 and were not named executives prior to such time.

Detailed compensation information for each of the named executives is presented in the tables following this discussion in accordance with SEC rules.

How Compensation is Determined

Role of Compensation Committee.    Genco’s executive compensation program is overseen by Genco’s Compensation Committee. During 2015, Genco’s Compensation Committee was composed of three non-employee directors, Ian Ashby, Eugene Davis and Michael J. Leffell. The Compensation Committee:

•	reviews, designs and recommends to Genco’s Board for approval and administers Genco’s compensation plans and policies;

•
reviews and approves the corporate goals and objectives relevant to the compensation of Genco’s executive officers, and evaluates corporate performance and the performance of each of Genco’s executives; and

•	recommends to Genco’s Board the compensation (cash and equity) of Genco’s executive officers and selected other executives.

Each year, Genco’s Compensation Committee evaluates each named executive to determine if changes in compensation are appropriate. As part of this process, Genco’s Compensation Committee reviews tally sheets and other summaries that include the following information, as applicable for each individual:

•	salary, bonus, and other cash compensation;

•	prior grants of equity-based awards; and

•	the value of benefits and perquisites.

Role of Compensation Consultant.    In March 2015, Genco’s Compensation Committee retained Lyons, Benenson & Company Inc. (“LB&Co.”), an independent compensation consultant, to assist and advise Genco’s Compensation Committee with respect to several aspects of Genco’s executive compensation programs and corporate governance. The services that LB&Co. was retained for include:

•	Reviewing and advising Genco on its compensation philosophy, strategy and program;

•	Analyzing the appropriateness of the compensation comparator group;

•	Providing and analyzing competitive market compensation data;

•	Analyzing the effectiveness of the existing compensation programs and making recommendations, as appropriate;

•	Assisting in the negotiation of executive employment agreements, as applicable;

•
Providing advice and counsel on best practices in compensation and corporate governance, and keeping the company and Genco’s Compensation Committee apprised of trends, developments, legislation and regulations affecting executive and director compensation; and

•	Conducting a risk assessment of Genco’s incentive compensation programs and making recommendations, as appropriate.

Compensation Consultant Independence.    As required by rules adopted by the SEC under the Dodd-Frank Wall Street Reform And Consumer Protection Act, Genco’s Compensation Committee has considered the relevant factors (including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and has determined that LB&Co. is independent and has no conflicts of interest.

 Role of Management.    The Compensation Committee consults with Genco’s senior executives regarding their views on their compensation and the compensation of those who report to them directly or indirectly. However, Genco’s Compensation Committee makes the final recommendation to Genco’s Board with respect to each executive’s compensation. None of Genco’s named executives determines his own compensation.

Competitive Marketplace Assessment.    In order to assess the competitiveness of Genco’s executive compensation, Genco’s Compensation Committee reviews the compensation arrangements of executives at certain other publicly-traded drybulk and other shipping companies for which executive compensation information is publicly available.  The comparator group that Genco’s Compensation Committee uses comprises 18 such companies, listed below. The Compensation Committee believes the compensation information from the comparator group can be helpful, but recognizes that benchmarking data is not always definitive and can be subject to significant change from one year to the next. The Compensation Committee uses this information as a general frame of reference only and does not target Genco’s executive compensation to a specific percentile, instead using company and individual performance as the primary drivers of compensation levels; Genco’s Compensation Committee did not use the comparator group in making its compensation decisions with respect to the annual bonus for 2015. The Compensation Committee, assisted by LB&Co., has reviewed the compensation comparator group annually.

Compensation Comparator Group

Air T, Inc.	International Shipholding Corporation
Air Transport Services Group, Inc.	Lee Enterprises, Incorporated

Ambac Financial Group, Inc.	Matson, Inc.
Eagle Bulk Shipping Inc.	Otelco Inc.
Echo Global Logistics, Inc.	Radiant Logistics, Inc.
Forward Air Corporation	Rand Logistics, Inc.
Gulfmark Offshore, Inc.	Tronox Limited
Horizon Lines, Inc.	William Lyon Homes
Houghton Mifflin Harcourt Company	XPO Logistics, Inc.

Genco’s Compensation Philosophy

Genco’s executive compensation program is designed to attract, motivate and retain a talented team of executives who will enable Genco to compete successfully with other drybulk shipping companies. Genco seeks to accomplish this goal in a way that aligns Genco’s executives’ interests with those of its shareholders and encourages and rewards Genco’s executives for achievement of Genco’s annual and longer-term performance objectives.

Historically, in light of the cyclical nature of the shipping industry and the volatile and unpredictable markets in which Genco operates, Genco has not established specific performance targets for incentive compensation to Genco’s named executives, and compensation levels generally have not been determined through a benchmarking process. Instead, the compensation of Genco’s senior executives has been generally determined or recommended by Genco’s Compensation Committee, in its discretion, following a review of Genco’s performance and individual contributions to the prior year’s performance. In taking this approach, Genco’s Compensation Committee has historically sought to calibrate performance-based incentive compensation paid to retroactive performance assessments and potentially variable market conditions. The amount of compensation for each named executive has historically been determined retroactively, based on Genco’s Compensation Committee’s assessment of Genco’s performance, each named executive’s individual performance and contributions to improving shareholder value, and his or her level of responsibility and management experience. The factors affecting these compensation decisions for the named executives included:

•	key financial and statistical measurements;

•	the design and implementation of a finance strategy for Genco, including obtaining or renegotiating financing on favorable terms in a difficult market environment;

•	strategic objectives such as acquisitions, dispositions or joint ventures, including Genco’s ability to acquire and dispose of individual vessels on favorable terms; and

•	the achievement of operational goals for Genco or a particular area of responsibility for the named executive, such as operations or chartering.

Compensation Objectives

Genco’s compensation program is rooted in the principles inherent in “pay for performance” In particular, Genco has designed its compensation program to:

•	attract, motivate, retain and reward those executives and managers who have the necessary experience and subject-matter expertise to deliver sustained improvements in shareholder value;

•
compensate each executive and manager competitively based upon the scope and impact of his or her position as it relates to the success of Genco and on the potential of each employee to assume increasing responsibility within Genco; and

•
align the interests of Genco’s executives with those of Genco’s shareholders through the use of performance-based short- and long-term incentive awards tied to the achievement of corporate goals and objectives.

Elements Of Compensation

The compensation program for the named executives consists of three main elements:

•	Fixed compensation comprised of base salaries or, in the case of Mr. Georgiopoulos, fees for his services;

•	Short-term (annual) incentives payable in cash on the basis of annual achievement; and

•	Long-term (equity) incentives.

The named executives (other than Mr. Georgiopoulos) are also eligible to participate in Genco’s health and other broad-based programs on the same basis as other U.S. employees and are eligible for paid time off and paid holidays.

Fixed Compensation

Base Salary and Chairman’s Fee.    Base salaries (or, in the case of Mr. Georgiopoulos, fees for his services) for the named executives are determined as follows:

•	the breadth, scope and complexity of the functions performed by each named executive;

•	individual performance, skills, and experience;

•	the competitive labor market for the position; and

•	internal equity considerations.

Base salaries and, in the case of Mr. Georgiopoulos, fees, are reviewed annually, and may be adjusted to reflect:

•	merit increases in instances where individual performance, skills, and experience warrant such an adjustment;

•	promotions or significant changes in the scope of the position; or

•	market adjustments to reflect the competitive labor market for the position.

Variable Incentive Compensation

In support of Genco’s commitment to align compensation with demonstrated performance, a significant portion of the compensation paid to its named executives is incentive-based. Genco’s incentive compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with Genco’s shareholders and retain the executives through the term of the equity awards, which has historically been for three to four years. Historically, Genco’s Compensation Committee has made incentive compensation decisions based upon considerations of Genco’s financial results, the state of its operations and its strategic accomplishments during the year, and the accomplishments and contributions of its named executives at the end of Genco’s fiscal year. Following this assessment, variable incentive compensation, in the forms of cash and restricted stock, has been awarded to Genco’s named executives.

Cash Incentive Awards.    Genco’s Chairman and President make recommendations for all eligible participants, other than themselves, at the end of each fiscal year. The Compensation Committee then considers the recommended amounts and either modifies or recommends them to the full Board for approval.

Restricted Stock Awards.    Genco does not have a specific policy governing the timing of restricted stock grants but has generally made one grant per year at the end of the calendar year. The Compensation Committee considers the grant size and form of award when making award decisions.

For 2015, Messrs. Georgiopoulos and Wobensmith each received grants of restricted stock awards.  Restrictions on the shares awarded will lapse ratably in one-third increments on the first three anniversaries of November 15, 2015.  The restrictions applicable to the shares granted to these named executives will also lapse in full upon a change of control.  These grants were made in order to align the interests of the named executives with Genco’s shareholders to incentivize the named executives in future value creation.

Historically, during the restricted period, unless otherwise determined by Genco’s Compensation Committee, each restricted stock grant has entitled the named executive to receive payments for any dividends declared and paid on Genco’s common stock. As the executives share commensurately with other shareholders in receiving dividends, they likewise share in the recognition of the current income generation and future change in stock price. However, if any such restricted shares do not vest, the holders of the non-vesting shares must repay any dividends that were paid to them on the non-vesting shares unless Genco’s Board or Genco’s Compensation Committee determines otherwise.

Other Elements

Benefits.    Genco’s named executives (other than Mr. Georgiopoulos) are eligible under the same plans as all other U.S. employees for medical, dental, vision, and disability insurance and are eligible for paid time off and paid holidays. Additionally, Genco matches the 401(k) contributions of Messrs. Wobensmith, Zafolias, and Adamo up to the maximum allowed per year, which was $18,603 in 2015, and Genco pays premiums on life insurance and long-term disability insurance for Mr. Wobensmith. Genco believes these benefits are reasonable, competitive and consistent with Genco’s overall executive compensation program.

2015 Equity Incentive Plan

Genco has adopted a 2015 Equity Incentive Plan that provides for equity awards with respect to shares of Genco’s common stock in the form of non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, or unrestricted stock. Awards are available to officers, directors, and executive, managerial, administrative and professional employees of and consultants to Genco or any subsidiary or joint venture of Genco.  The other terms and conditions of its 2015 Equity Incentive Plan are substantially similar to those of its 2012 Equity Incentive Plan and 2005 Equity Incentive Plan under which Genco historically made previous equity awards.

Compensation for Genco’s Named Executives for 2015

The specific compensation decisions made for each of the named executives for 2015 reflect the achievement of operational, technical, and commercial successes.  Genco’s Compensation Committee reviewed all aspects of Genco’s 2015 performance and determined that each of its named executives provided leadership and managerial expertise that enabled Genco to navigate the very difficult and challenging drybulk shipping industry.  The Compensation Committee assessed performance relative to expectations, consulted with other Board members, and determined that the cash and equity awards described below were appropriate.

Peter C. Georgiopoulos.    Genco’s Compensation Committee believes that Mr. Georgiopoulos’ experience, expertise, and strategic leadership were, and will continue to be, particularly valuable to Genco as it navigates the difficult drybulk shipping market. In determining compensation for Genco’s Chairman, Genco’s Compensation Committee considers Mr. Georgiopoulos’ annual director compensation for his service on Genco’s Board. With respect to fiscal year 2015, Mr. Georgiopoulos received no salary from Genco but received a Chairman’s fee for his services of $500,000.    The Compensation Committee took into account Mr. Georgiopoulos’ efforts and extensive relationships with shipping industry lenders that enabled Genco to obtain bank consents necessary to consummating the business combination between Genco and Baltic Trading and to enter into its credit facility with certain funds managed or advised by Hayfin Capital Management, Breakwater Capital Ltd, or their nominee, as lenders (the “$98 Million Credit Facility”).  Given Mr. Georgiopoulos’ role as the strategic leader of the Company, the Compensation

Committee deemed it appropriate for the majority of his incentive compensation to be comprised of restricted stock in order to continue to align his interests and objectives with those of Genco’s shareholders.  In recognition of his efforts and accomplishments, Genco’s Compensation Committee recommended, and Genco’s Board approved, a discretionary bonus to Mr. Georgiopoulos of $100,000 and a restricted stock grant of 408,163 shares of common stock, representing a grant having a value of $200,000 divided by the closing price of Genco’s stock reported on the NYSE on February 10, 2016, of $0.49, with fractional shares rounded down.

John C. Wobensmith.    For fiscal year 2015, Mr. Wobensmith’s annual base salary was $600,000.  The Compensation Committee took into account Mr. Wobensmith’s relationships with lenders in the shipping industry and his efforts to obtain bank consents necessary to consummate the business combination between Genco and Baltic Trading and otherwise carry out the business combination as approved by Genco’s Board and its Baltic Transaction Committee; to integrate the businesses of the two companies following the business combination; and to enable Genco to enter into the $98 Million Credit Facility.  The Compensation Committee also considered Mr. Wobensmith’s efforts to reduce Genco’s operating expenses and general and administrative expenses.  Given Mr. Wobensmith’s leadership and strategic role as Genco’s President, the Compensation Committee deemed it appropriate for a significant portion of his incentive compensation to be comprised of restricted stock in order to continue to align his interests and objectives with those of Genco’s shareholders. In recognition of his efforts and accomplishments, Genco’s Compensation Committee recommended, and Genco’s Board approved, a discretionary bonus to Mr. Wobensmith of $200,000 and a restricted stock grant of 204,081 shares of common stock, representing a grant having a value of $200,000 divided by the closing price of Genco’s stock reported on the NYSE on February 10, 2016, of $0.49, with fractional shares rounded down.

Apostolos D. Zafolias.    For fiscal year 2015, Mr. Zafolias’ annual base salary was $280,000. The Compensation Committee took into account Mr. Zafolias’ efforts to carry out the business combination between Genco and Baltic Trading and integrate the businesses of the two companies; to obtain bank consents necessary to consummate the business combination; and to enable Genco to enter into the $98 Million Credit Facility; as well as management’s recommendations for his compensation. Genco’s Compensation Committee therefore recommended, and Genco’s Board approved, a cash bonus award of $91,000 for his performance in 2015.

Joseph Adamo.    As for fiscal year 2015, Mr. Adamo’s annual base salary was $280,000. The Compensation Committee took into account Mr. Adamo’s efforts to carry out the business combination between Genco and Baltic Trading and integrate the businesses of the two companies as well as management’s recommendations for his compensation.  Genco’s Compensation Committee therefore recommended, and Genco’s Board approved, a cash bonus award of $75,000 for his performance in 2015.

Severance Benefits

Employment Agreements.    Genco entered into an employment agreement with John C. Wobensmith, its President, on September 21, 2007, as amended on March 26, 2014 and June 23, 2014 (the “Genco Employment Agreement”).  The Genco Employment Agreement provides for a base salary of $300,000 during the term, which may be increased but not decreased. The Genco Employment Agreement also confirms Mr. Wobensmith’s eligibility to receive cash bonuses and awards under any successor plan to Genco’s 2005 Equity Incentive Plan in amounts that Genco’s Compensation Committee may determine. The general terms of the Genco Employment Agreement are described in greater detail under the heading “Executive Employment Agreement” on page 19. The Genco Employment Agreement provides for payments upon termination of his employment under certain conditions, which are described under the heading “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” on page 20.

Genco entered into the Genco Employment Agreement with Mr. Wobensmith to retain him, particularly in the event of an actual or rumored change in control. The provisions under the Genco Employment Agreement relating to a change in control serve to align his interests with those of Genco’s shareholders by enabling Mr. Wobensmith to consider corporate transactions that are in the best interests of Genco’s shareholders and its other constituents without undue concern over whether the transactions may jeopardize his employment. The change of control payments under the Genco Employment Agreement are subject to a “double trigger,” meaning that the payments are not awarded upon a change of control unless he terminates his employment for good reason or his employment is terminated without cause (other than for death or disability) within two years of a change of control. The vesting of Mr. Wobensmith’s restricted stock, as with all restricted stock granted to directors, officers, and other employees to date, remains subject to a “single trigger” and thus vests immediately upon a change of control. Genco believes this structure strikes a balance between providing appropriate performance incentives and its executive retention goals.

On April 30, 2015, Genco entered into a letter agreement with Mr. Wobensmith which clarified that the Chapter 11 cases of Genco and certain of its subsidiaries did not trigger a change in control under any of his agreements with Genco, awarded him a bonus of $807,500 for 2014, increased his base salary to $600,000, effective as of December 15, 2014, and clarified the calculation of his “double trigger” severance amount as further described below under “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement”.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation to certain employees in excess of $1 million. So long as Genco qualifies for the Section 883 exemption, it is not subject to United States federal income tax on its shipping income (which comprised substantially all of its gross revenue in 2014). If Genco does not qualify for the Section 883 exemption, its shipping income derived from U.S. sources, or 50% of its gross shipping income attributable to transportation beginning or ending in the United States, would be subject to a 4% tax imposed without allowance for deductions. Further discussion of this exemption is provided the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2015, under the heading “Risk Factors—Risk Factors Related to Genco’s Business and Operations—Company Specific Risk Factors—Genco may have to pay U.S. tax on U.S. source shipping income. . .” Commencing in 2010, Genco became subject to United States federal income tax on certain non-shipping income derived from its Management Agreement with Baltic Trading and its agency agreement with Maritime Equity Partners LLC. However, Genco views the amount of compensation that would currently be subject to Section 162(m) not to be material. For these reasons, historically, Genco has not sought to structure its cash bonus plan or grants under its equity incentive plans to qualify for exemption under Section 162(m). Genco’s Compensation Committee intends to consider the impact of Section 162(m) in the future based on the amount of executive income and other factors while maintaining discretion and flexibility in awarding compensation.

Accounting for Stock-Based Compensation

Genco follows Accounting Standards Codification Topic 718, Stock Compensation, in accounting for non-vested stock issued under its 2014 Management Incentive Plan and 2015 Equity Incentive Plan.

Risk Assessment

Genco’s Compensation Committee is primarily responsible for overseeing the review and assessment of risks arising from Genco’s compensation policies and practices. Genco uses a number of approaches to mitigate excessive risk-taking, including significant weighting towards long-term incentive compensation and emphasizing qualitative goals in addition to quantitative metrics. Based on its review of Genco’s compensation policies and practices, Genco’s Compensation Committee determined that the risks arising from Genco’s compensation policies and practices for Genco’s employees are not reasonably likely to have a material adverse effect on Genco.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of Genco’s executive officers or members of Genco’s Board or Compensation Committee and any other company’s executive officers, Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee of Genco’s Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions,

Genco’s Compensation Committee recommended to Genco’s Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of Genco’s Board:

Eugene Davis

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act, or the Exchange Act, except to the extent that Genco specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table

The following table sets forth in summary form information concerning the compensation paid by us during the years ended December 31, 2015, December 31, 2014, and December 31, 2013, to our named executives:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Warrant Awards ($)(2) (f)	All Other Compensation ($) (i)		Total ($) (j)

John C.	2015	$600,000	$200,000	—(3)	—	$18,603	(4)	$818,603
Wobensmith	2014	$504,384	$807,500	$5,313,900	$10,886,154	$15,600	(4)	$17,527,538
President	2013	$500,000	$950,000	$2,288,000	—	$15,300	(4)	$3,753,300

Apostolos D.
Zafolias	2015	$280,000	$91,000	—	—	$18,603	(4)	$389,603
Chief Financial	2014	$190,000	$180,000	$379,820	$930,762	$15,600	(4)	$1,696,182
Officer(5)

Joseph Adamo
Chief	2015	$280,000	$75,000	—	—	$18,603	(4)	$373,603
Accounting	2014	$237,000	$225,000	$115,280	$282,496	$15,600	(4)	$875,376
Officer(5)

Peter C.	2015	—	$100,000	—(6)	—	$560,000	(7)(8)	$660,000
Georgiopoulos	2014	—	$937,500	$18,446,995	$40,823,080	$560,000	(7)(8)	$60,767,575
Chairman	2013	—	$1,577,570	$6,301,157	—	$560,000	(7)(8)	$4,983,078

(1)
The amounts in column (e) reflect the aggregate grant date fair value of restricted stock awards pursuant to Genco’s 2015 Equity Incentive Plan, 2014 Management Incentive Plan, Genco’s 2012 Equity Incentive Plan, or the Baltic Trading 2010 Equity Incentive Plan, in each case computed in accordance with FASB ASC Topic 718. On July 9, 2014, all of Genco’s outstanding common stock was cancelled pursuant to the Plan, and warrants to purchase Genco’s new common stock were issued to holders of Genco’s old common stock. The actual amount realized by the named executive will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting.

(2)
The amounts in column (f) reflect the aggregate grant date fair value of warrant awards pursuant to Genco’s 2014 Management Incentive Plan, computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting. See Note 24 to Genco’s consolidated financial statements for the year ended December 31, 2014 included in Genco’s Annual Report on Form 10-K/A for the year ended December 31, 2014, filed with the SEC on October 19, 2015, for additional details regarding assumptions underlying the value of these warrant awards.

(3)
Does not include a grant for the year ended December 31, 2015 of 204,081 restricted shares of common stock on February 17, 2016 having a grant date fair value of $106,122.  The restrictions applicable to the shares lapse in three equal installments commencing November 15, 2016 and on each of the first two anniversaries thereafter.

(4)	Represents matching payments made to the 401(k) Plan.

(5)	On December 19, 2014, Messrs. Zafolias and Adamo became named executives of Genco.

(6)
Does not include a grant for the year ended December 31, 2015 of 408,163 restricted shares of common stock on February 17, 2016 having a grant date fair value of $212,245.  The restrictions applicable to the shares lapse in three equal installments commencing November 15, 2016 and on each of the first two anniversaries thereafter.

(7)	Includes fees for service on the Board of Directors of Baltic Trading at an annual rate of $60,000 in 2015, 2014 and 2013.

(8)	Mr. Georgiopoulos receives a fee for his services to Genco payable at an annual rate of $500,000 but does not receive regular board fees paid to other members of Genco’s Board.

The following table provides information on warrant and restricted stock awards under Genco’s 2014 Management Incentive Plan outstanding as of December 31, 2015:

Outstanding Warrant and Equity Awards at Fiscal Year End
	Warrant Awards				Equity Awards
Name (a)	Number of Securities Underlying Unexercised Warrants (#)(1) Exercisable (b)	Number of Securities Underlying Unexercised Warrants (#)(1) Unexercisable (c)	Warrant Exercise Price ($) (e)	Warrant Expiration Date (f)	Number of Shares of Stock That Have Not Vested (g)		Market Value of Shares of Stock that Have Not Vested ($) (h)(5)

John C. Wobensmith	158,704	317,409	$25.91	8/7/23	148,080	(2)	$220,639
	164,467	328,935	$28.73	8/7/23
	247,319	494,639	$34.19	8/7/23
Total	570,490	1,140,983

Apostolos D. Zafolias	13,569	27,140	$25.91	8/7/23	12,661	(2)	$18,864
	14,062	28,124	$28.73	8/7/23
	21,145	42,292	$34.19	8/7/23
Total	48,776	97,556

Joseph Adamo	4,118	8,238	$25.91	8/7/23	3,843	(2)	$5,726
	4,268	8,536	$28.73	8/7/23
	6,418	12,836	$34.19	8/7/23
Total	14,804	29,610

Peter C. Georgiopoulos	595,166	1,190,332	$25.91	8/7/23	555,300	(2)	$827,397
	616,752	1,233,505	$28.73	8/7/23
	927,447	1,854,894	$34.19	8/7/23
Total	2,139,365	4,278,731

(1)	Represents grants of warrants exercisable for shares of Genco’s common stock pursuant to Genco’s 2014 Management Incentive Plan in connection with its emergence from bankruptcy on July 9, 2014. The warrants are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transaction.

(2)	Represents a grant of restricted shares of Genco’s common stock pursuant to Genco’s 2014 Management Incentive Plan in connection with its emergence from bankruptcy on July 9, 2014. The restrictions applicable to the shares lapse in three equal installments commencing on August 7, 2016 and on each of the first two anniversaries thereafter.

(3)	The value of the unvested stock awards of Genco equals the number of unvested shares of Genco’s common stock held multiplied by $1.49, the closing market price of Genco’s common stock on the NYSE on December 31, 2015.

The following table provides information regarding the number of restricted stock awards that vested during the year ended December 31, 2015, all of which were awards of restricted shares of Genco’s or Baltic Trading’s common stock:

Stock Vested
Name (a)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting ($) (1)(2) (e)
John C. Wobensmith
Genco	74,040(2)	$532,348
Baltic Trading	697,917	$1,046,876
Total	771,957	$1,579,224
Peter C. Georgiopoulos
Genco	277,650	$1,996,304
Baltic Trading	1,214,852	$1,822,278
Total	1,492,502	$3,818,582
Apostolos D. Zafolias	6,330(2)	$45,513
Joseph Adamo	1,921(2)	$13,812

(1)	The value of the unvested stock awards of Genco and Baltic Trading that vested during the year ended December 31, 2015 equals the number of shares vested multiplied by the closing market price of the relevant issuer’s common stock on the NYSE on the vesting date of each grant.

(2)	The shares of Baltic Trading stock in the above table vested in connection with the merger between Genco and Baltic Trading except for 7,269 shares granted to Mr. Georgiopoulos for his service as a member of the Baltic Trading Board of Directors, which vested upon the occurrence of the 2015 Baltic Trading Annual Meeting of Shareholders.

Executive Employment Agreement

Genco entered into the Genco Employment Agreement with John C. Wobensmith, Genco’s President, on September 21, 2007, as amended on March 26, 2014, June 23, 2014 and April 30, 2015, with an initial two year term and an automatic renewal for additional one year terms, unless either party terminates the Genco Employment Agreement on at least 90 days’ notice. The Genco Employment Agreement provides for a base salary per annum of $300,000, increased to $600,000 as of December 15, 2014, as well as discretionary bonuses as determined by Genco’s Compensation Committee in its sole discretion. Mr. Wobensmith will also be eligible to receive restricted stock and other equity grants from time to time pursuant to Genco’s 2012 Equity Incentive Plan or any successor employee stock incentive, warrant or option plan. Genco will pay for life insurance and long-term disability insurance for Mr. Wobensmith pursuant to the Genco Employment Agreement at a cost of no more than $20,000 per annum.

Under the Genco Employment Agreement, Mr. Wobensmith has agreed to protect Genco’s confidential information for three years after termination, and not to solicit Genco’s employees for other employment for two years after termination. He has also agreed not to engage in certain defined competitive activities described in the Genco Employment Agreement for two years after the termination of his employment with Genco. Certain provisions regarding competitive activities will not apply following a change of control or in the event of termination of Mr. Wobensmith by Genco without cause or by Mr. Wobensmith for good reason. For purposes of the Genco Employment Agreement, change of control is defined generally as the acquisition of beneficial ownership of 30% or more of the voting power of the Genco within a 12-month period or of more than 50% of such aggregate voting power or the value of Genco’s capital stock by any person or group other than Peter C. Georgiopoulos; the sale of all or substantially all of Genco’s assets within a 12-month period; any merger or similar transaction in which holders of Genco’s voting stock immediately prior to such transaction do not hold at least 50% of the voting stock of the surviving entity; or a majority of the members of Genco’s Board being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of Genco’s Board before the date of such appointment or election. The transactions of the Chapter 11 Cases do not constitute a change of control under the Genco Employment Agreement.

In the event of termination of Mr. Wobensmith’s employment at Genco due to his death or disability, Genco will pay him, or his estate, a pro rata bonus for the year of termination and one year’s salary and, in the case of disability, provide medical coverage for him and his eligible dependents for a period of one year.

If Mr. Wobensmith is terminated without cause or resigns for good reason, Genco will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years’ annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years. If a termination without cause or resignation for good reason occurs within two years of a change in control, the amounts that are doubled above become tripled, and the coverage period of two years becomes three years. Mr. Wobensmith’s annual incentive award for a given year is his cash bonus earned for that year and, if a termination without cause or resignation for good reason occurs within two years of a change in control, the grant date value of any equity awards granted for such year. Under the Genco Employment Agreement, the grant date value of any equity awards is deemed to be $1,500,000 for each of the years 2014, 2015, and 2016.

If a payment to Mr. Wobensmith under the Genco Employment Agreement or otherwise after a change in control of causes him to owe excise tax under Section 4999 of the Code, Genco will fund the amount of this tax on a fully “grossed-up” basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment that gave rise to the excise tax liability.

Baltic Trading had also entered into a letter agreement (the “Baltic Trading Employment Agreement,” with Mr. Wobensmith, who served as Baltic Trading’s President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer prior to its merger with Genco on July 17, 2015.  Mr. Wobensmith agreed to waive all rights under the Baltic Trading Employment Agreement and terminate such agreement effective immediately prior to the closing of the merger.

Potential Payments upon Termination or Change-in-Control

Executive Employment Agreement

The Genco Employment Agreement calls for Mr. Wobensmith to receive payments under certain circumstances following a termination of his employment. If Mr. Wobensmith is terminated without cause or resigns for good reason, Genco will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years’ annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years. If a termination without cause or resignation for good reason occurs within two years of a change in control, the amounts that are doubled above become tripled, and the coverage period of two years becomes three years. Mr. Wobensmith’s annual incentive award for a given year is his cash bonus earned for that year and, if a termination without cause or resignation for good reason occurs within two years of a change in control, the grant date value of any equity awards granted for such year. Under the Genco Employment Agreement, the grant date value of any equity awards is deemed to be $1,500,000 for each of the years 2014, 2015, and 2016.

If a payment to Mr. Wobensmith under the Genco Employment Agreement or otherwise after a change of control of Genco causes him to owe excise tax under Section 4999 of the Code, Genco will fund the amount of this tax on such that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment that gave rise to the excise tax liability.

In the event of termination of Mr. Wobensmith’s employment due to his death or disability, Genco will pay him, or his estate, a pro rata bonus for the year of termination and one year’s salary and, in the case of disability, to provide medical coverage for him and his eligible dependents for a period of one year.

The table below sets forth the payments and other benefits that would be provided to Mr. Wobensmith upon termination of his employment by Genco without cause or by him for good reason under the following sets of circumstances as described more fully above: change of control, no change of control, and death or disability. In each set of circumstances, Genco has assumed a termination as of the end of the day on December 31, 2015 and used the closing market price of Genco’s common stock on December 31, 2015 of $1.49 per share for purposes of the calculations for the table below:

	Termination by Executive for Good Reason or by Company without Cause		Death or Disability
	Change of Control(1)	No Change of Control
Cash Severance Payment	$16,091,470	$3,707,500	$600,000
Estimated Present Value of Continued Benefits Following Termination(2)	$179,298	$110,236	$55,416

(1)
Includes the funding of the excise tax under Section 280G of the Code as described above on severance payments made and on the value of restricted stock subject to accelerated vesting. See the sections captioned “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” above and “—Accelerated Vesting of Restricted Stock” below.

(2)
Mr. Wobensmith and his dependents are entitled to medical, dental and certain other insurance coverage substantially identical to the coverage in place prior to termination. This benefit period is two years if Genco terminates Mr. Wobensmith’s employment without cause or if he terminates his employment at Genco or Baltic Trading, as applicable, with good reason, three years if such a termination occurs within two years following a change in control, or twelve months in the event of his death or disability. The amounts presented for termination for good reason or without cause assume a discount rate of 6% per annum and annual cost increases of 5% for health insurance. The amounts presented for death or disability assume circumstances which would provide the maximum benefit (i.e., disability of the executive).

Accelerated Vesting of Restricted Stock

Under the terms of Mr. Wobensmith’s restricted stock grant agreements with Genco, all shares of restricted stock vest in full automatically upon the occurrence of a change of control (as defined under Genco’s equity incentive plans). In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in Genco’s equity incentive plans) or by Mr. Wobensmith for good reason (as defined in the Genco Employment Agreement), all shares of restricted stock vest in full. Also, if Mr. Wobensmith’s service is terminated by Genco by reason of his death or disability (as defined under Genco’s equity incentive plans), the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date. For purposes of these agreements, “service” means a continuous time period during which Mr. Wobensmith is at least one of the following: an employee or a director of, or a consultant to, Genco. In addition, under the terms of Mr. Wobensmith’s stock grant agreements, if a payment, benefit, or distribution after a change in control of Genco causes him to owe excise tax under Section 4999 of the Code, Genco will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

Under the terms of the restricted stock grant agreements between Genco and Mr. Georgiopoulos, all shares of restricted stock vest in full immediately upon the occurrence of a change of control (as defined under Genco’s equity incentive plans) or the termination of Mr. Georgiopoulos’ “service” (as defined in the applicable award agreements) as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with Genco’s amended and restated bylaws. In addition, under the terms of such other restricted stock grant agreements, if a payment, benefit, or distribution after a change in control causes him to owe excise tax under Section 4999 of the Code, Genco will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, Mr. Georgiopoulos retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

Under the terms of Mr. Zafolias’ and Mr. Adamo’s restricted stock grant agreements with Genco, all shares of restricted stock vest in full automatically upon the occurrence of a change of control (as defined under the incentive plans). Also, if Mr. Zafolias’ or Mr. Adamo’s service is terminated by Genco by reason of his death or disability (each as defined under Genco’s equity incentive plans), the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date.

The table below sets forth the vesting of restricted stock that the named executives would receive under the following sets of circumstances: change of control, termination without cause, and death or disability. In each set of circumstances, Genco has assumed a triggering event as of the end of the day on December 31, 2015 and used the closing market price of Genco’s common stock on December 31, 2015 of $1.49 per share for purposes of the calculations for the table below:

Name	Value of Restricted Stock Subject to Accelerated Vesting ($)
	Change of Control	Termination without Cause	Death or Disability
John C. Wobensmith	$220,639	$220,639	$36,773
Apostolos D. Zafolias	$18,864	—	$3,144
Joseph Adamo	$5,726	—	$954
Peter C. Georgiopoulos	$827,397	$827,397	$827,397

Accelerated Exercisability of Warrants

Under the terms of Mr. Wobensmith’s warrants awarded under the 2014 Management Incentive Plan, the warrants become exercisable in full for the full warrant term automatically upon the occurrence of a change of control (as defined under the 2014 Management Incentive Plan).  In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2014 Management Incentive Plan) or Mr. Wobensmith terminates his service for good reason (as defined the Genco Employment Agreement), the warrants likewise become exercisable in full for the full warrant term.  Also, if Mr. Wobensmith’s service is terminated by Genco by reason of his death or disability (as defined in the warrants), the warrants become exercisable as to a pro rata percentage of the warrants, calculated monthly, that would otherwise become exercisable at the next anniversary of the award date for a period of one year after termination.   For purposes of the warrants, “service” means a continuous time period during which Mr. Wobensmith is at least one of the following:  an employee or a director of, or a consultant to, Genco.  In addition, under the terms of Mr. Wobensmith’s warrants, if a payment, benefit, or distribution after a change in control of Genco causes him to owe excise tax under Section 4999 of the Code, Genco will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

Under the terms of Mr. Georgiopoulos’ warrants awarded under the 2014 Management Incentive Plan, all warrants become exercisable in full for the full warrant term automatically upon the occurrence of a change of control (as defined under the 2014 Management Incentive Plan) or the termination of Mr. Georgiopoulos’ service as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with Genco’s Amended and Restated By-Laws.  In addition, under the terms of the warrants, if a payment, benefit, or distribution after a change in control causes him to owe excise tax under Section 4999 of the Internal Revenue Code, we will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, Mr. Georgiopoulos retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

Under the terms of Mr. Zafolias’ and Mr. Adamo’s warrants awarded under the 2014 Management Incentive Plan, the warrants become exercisable in full for the full warrant term automatically upon the occurrence of a change of control (as defined under the 2014 Management Incentive Plan).  Also, if Mr. Zafolias’ or Mr. Adamo’s service is terminated by Genco by reason of his death or disability (as defined under the 2014 Management Incentive Plan), the warrants become exercisable as to a pro rata percentage of the warrants, calculated monthly, that would otherwise become exercisable at the next anniversary of the award date for a period of one year after termination.

The closing market price of Genco’s common stock on December 31, 2015 of $1.49 per share was lower than the strike price of all of the warrants.  Accordingly, any accelerated exercisability of the warrants as of such date would not have resulted in any value to the holders of the warrants.

Director Compensation

For fiscal year 2015, each director of Genco other than Messrs. Georgiopoulos, Mr. Truong, Mr. Manuel, and Mr. Mahony received an annual fee of $65,000, a fee of $20,000 for an Audit Committee Chair assignment, $10,000 for an Audit Committee member assignment, $15,000 for a Compensation Committee Chair assignment, $7,500 for a Compensation Committee member assignment, $12,000 for a Nominating, Corporate Governance and Conflicts Committee Chair assignment, and $6,000 for a Nominating, Corporate Governance and Conflicts Committee member assignment, each of which was prorated for length of service in 2015. As described above, Mr. Georgiopoulos received a Chairman’s fee for his services of $500,000 for 2015. Two of Genco’s directors, Peter C. Georgiopoulos and Basil G. Mavroleon, were formerly directors of Baltic Trading; cash fees paid for service on the Baltic Trading Board were the same as those paid to directors for service on Genco’s Board prior to its emergence from bankruptcy and were prorated for length of service in 2015. In addition, in lieu of a restricted stock grant for 2015, directors of Baltic Trading received a cash award equal to a prorated portion of $45,000, the grant date value of the directors’ 2014 restricted stock grant.  The $45,000 amount was prorated for the portion of the year the directors remained in office beginning April 9, 2015 (the anniversary of Baltic Trading's 2014 Annual Meeting of Shareholders) through July 17, 2015 (the date of the merger with Genco).

On July 13, 2015, Ian Ashby, Eugene I. Davis, James G. Dolphin, and Michael J. Leffell, as members of the Board, were each granted restricted stock units, or RSUs, with respect to 4,047 shares of Genco’s common stock in respect of their board service that commenced on July 9, 2014. Such amount represents a grant having a dollar value of $85,000 with an assumed value per share of $21 the closing price at which Genco’s stock was first quoted on the OTCBB on July 15, 2014 following Genco’s restructuring, with fractional shares rounded down. Such RSUs vested on the date of the 2015 Genco Annual Meeting of Shareholders.  For fiscal year 2015, on July 29, 2015, Messrs. Ashby, Davis, Dolphin, Leffell, and Mavroleon were each granted RSUs with respect to 11,643 shares of Genco’s common stock. Such amount represents a grant having a dollar value of $85,000 based on the closing price of $7.30 at which Genco’s stock was quoted on the OTCBB on July 17, 2015, the date of Genco’s 2015 Annual Meeting of Shareholders, with fractional shares rounded down.  No shares of the Genco’s common stock are currently outstanding in respect of any of the RSUs.  Such shares will only be issued in respect of vested RSUs when the director’s service with the Company as a director terminates.

Genco reimburses its directors for all reasonable expenses incurred by them in connection with serving on their respective Board of Directors. The following table summarizes compensation earned by directors other than Mr. Georgiopoulos for the year ended December 31, 2015:

Name of Director (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)		All Other Compensation ($) (g)	Total ($) (h)
Ian R. Ashby	$86,000	$83,247	(3)	—	$169,247
Eugene I. Davis	$92,500	$83,247	(3)	—	$175,747
James G. Dolphin	$87,000	$83,247	(3)	—	$170,247
Michael J. Leffell	$88,500	$83,247	(3)	—	$171,747
William Manuel	—	—		—	—
Kevin Mahony	—	—		—	—
Basil G. Mavroleon
Genco	$29,577	$83,247		—	$112,824
Baltic Trading	$132,557	—		—	$132,557
Total	$162,134	$83,247		—	$245,381
Bao D. Truong	—	—		—	—

(1)           The amount indicated represents the total fees for service on the Genco Board of Directors or its committees as set forth above.

(2)           The amounts in column (c) reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including Baltic Trading’s performance, stock price fluctuations and applicable vesting.

(3)           Does not include a grant of RSUs with respect to 4,047 shares of Genco’s common stock on July 13, 2015 having a grant date fair value of $28,774.

For fiscal year 2016, the foregoing amounts of the annual fee for each director, fees for committee assignments, and dollar value on which the annual RSU grants are based will remain the same as in fiscal year 2015.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 regarding the number of shares of the Company’s common stock that may be issued under the 2014 Management Incentive Plan and the 2015 Equity Incentive Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	8,667,461	$30.31	3,313,353
Total	8,667,461	$30.31	3,313,353

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Genco and the independence and performance of Genco’s auditors. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the NYSE. The Committee operates pursuant to a Charter.  As set forth in the Charter, the Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of Genco’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of Genco’s internal controls, reviewing the its quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

The Committee met with Genco’s independent auditors to review and discuss the overall scope and plans for the audit of Genco’s consolidated financial statements for the year ended December 31, 2015. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements and the overall quality of Genco’s financial reporting. Management represented to the Committee that Genco’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.  Finally, the Committee has received written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect.  The Committee has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Genco’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Genco’s auditors are in fact “independent.”

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in Genco’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 15, 2016.

Submitted by the Audit Committee of the Board of Directors:

Eugene Davis, Chairman
James G. Dolphin
Arthur L. Regan

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Genco filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Genco specifically incorporates the Report of the Audit Committee by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Genco’s voting common stock as of March 21, 2016 of:

•	each person, group or entity known to Genco to beneficially own more than 5% of Genco’s stock;
•	each of Genco’s directors;
•	Genco’s Chairman of the Board, Peter C. Georgiopoulos; its President, John C. Wobensmith; its Chief Financial Officer, Apostolos D. Zafolias; and its Chief Accounting Officer, Joseph Adamo; and
•	all of Genco’s directors and executive officers as a group.

 As of March 21, 2016, a total of 73,544,994 shares of common stock were outstanding and entitled to vote at the Special Meeting. Each share of Genco common stock is entitled to one vote on matters on which Genco common shareholders are eligible to vote. The amounts and percentages of Genco common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Name and Address of Beneficial Owner (1)	Amount of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Peter C. Georgiopoulos	4,222,809	(2)	5.55%
John C. Wobensmith	1,112,965	(3)	1.50%
Apostolos Zafolias	66,632	(4)	*
Joseph Adamo	22,503	(5)	*
Peter Kirchof	—		—

Eugene I. Davis	—	(6)	—
James G. Dolphin	—	(6)	—
Kevin Mahony	—		—
Basil G. Mavroleon	12,134	(7)	*
Arthur L. Regan	—		—
Bao D. Truong	—		—
Investment funds affiliated with Centerbridge Partners, L.P.	22,761,625	(8)	30.95%
Investment funds affiliated with Apollo Global Management, LLC	10,240,593	(9)	13.92%
Investment funds affiliated with Strategic Value Partners, LLC	12,633,679	(10)	17.18%
Investment funds affiliated with Alden Global Capital Ltd	5,194,546	(11)	7.05%
All current directors and executive officers as a group (11 persons)	5,437,043		7.08%

*  Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Genco Shipping & Trading Limited, 299 Park Avenue, 12th Floor, New York, NY 10171.

(2)	Includes 555,300 restricted shares of our common stock granted on August 7, 2014, which vest, if at all, in equal installments commencing on August 7, 2016 and the first anniversary thereafter; 408,163 restricted shares of our common stock granted on February 17, 2016, which vest, if at all, in equal installments commencing on the first three anniversaries of November 15, 2015; warrants to purchase 380,127 shares issued to holders of Genco’s pre-reorganization common stock; warrants to purchase 39,304 shares issued to holders of the Genco’s pre-reorganization common stock owned by Fleet Acquisition LLC (which securities are deemed beneficially owned by Mr. Georgiopoulos by virtue of his membership interest in Fleet Acquisition LLC and his status as the sole member of the Management Committee thereof; Mr. Georgiopoulos disclaims beneficial ownership of these securities except to his pecuniary interest therein); and warrants to purchase 2,139,365 shares issued on August 7, 2014 which vested on August 7, 2015.

(3)	Includes 148,080 restricted shares of our common stock granted on August 7, 2014, which vest, if at all, in equal installments commencing on August 7, 2016 and the first anniversary thereafter; 204,081 restricted shares of our common stock granted on February 17, 2016, which vest, if at all, in equal installments commencing on the first three anniversaries of November 15, 2015; warrants to purchase 26,533 shares issued to holders of Genco's pre-reorganization common stock; and warrants to purchase 570,497 shares issued on August 7, 2014 which vested on August 7, 2015.

(4)	Includes 12,660 restricted shares of our common stock granted on August 7, 2014, which vest, if at all, in equal installments commencing on August 7, 2016 and the first anniversary thereafter; warrants to purchase 1,902 shares issued to holders of Genco's pre-reorganization common stock; and warrants to purchase 48,777 shares issued on August 7, 2014 which vested on August 7, 2015.

(5)	Includes 3,842 restricted shares of our common stock granted on August 7, 2014, which vest, if at all, in equal installments commencing on August 7, 2016 and the first anniversary thereafter; warrants to purchase 2,857 shares issued to holders of Genco's pre-reorganization common stock, which are pledged as collateral in connection with a line of credit; and warrants to purchase 14,804 shares issued on August 7, 2014 which vested on August 7, 2015.

(6)	Does not include 15,690 shares which may be issuable in settlement of restricted stock units.

(7)	Includes warrants to purchase 4,746 shares issued to holders of Genco’s pre-reorganization common stock. Does not include 11,643 shares which may be issuable in settlement of restricted stock units.

(8)	Consists of 3,204,641 shares owned by Centerbridge Credit Partners, L.P., 5,818,546 shares owned by Centerbridge Credit Partners Master, L.P., 10,520,805 shares owned by Centerbridge Capital Partners II (Cayman), L.P., 77,008 shares owned by Centerbridge Capital Partners SBS II (Cayman), L.P., 529,777 shares owned by Centerbridge Special Credit Partners II, L.P. and 2,610,848 shares owned by Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Credit Partners General Partner, L.P. is the

general partner of Centerbridge Credit Partners, L.P. Centerbridge Credit GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners General Partner, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the general partner of Centerbridge Credit Partners Master, L.P. Centerbridge Credit Offshore GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. Centerbridge Associates II (Cayman), L.P. is the general partner of Centerbridge Capital Partners II (Cayman), L.P. and Centerbridge Capital Partners SBS II (Cayman), L.P. Centerbridge GP Investors II (Cayman) L.P. is the general partner of Centerbridge Associates II (Cayman), L.P. CCP II Cayman GP Ltd. is the general partner of Centerbridge GP Investors II (Cayman) L.P. Centerbridge Special Credit Partners General Partner II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Special GP Investors II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners General Partner II (Cayman), L.P. CSCP II Cayman GP Ltd. is the general partner of Centerbridge Special GP Investors II (Cayman), L.P. Mark T. Gallogly is a managing member of Centerbridge Credit GP Investors, L.L.C., Centerbridge Credit Offshore GP Investors, L.L.C., Centerbridge GP Investors II, LLC, which serves as the director of CCP II Cayman Ltd. and Centerbridge Special GP Investors II, L.L.C, which serves as the director of CSCP II Cayman Ltd. Jeffrey H. Aronson is a managing member of Centerbridge Credit GP Investors, L.L.C., Centerbridge Credit Offshore GP Investors, L.L.C. CCP II Cayman Ltd. and CSCP II Cayman Ltd.

The business address of each of the entities and persons identified in this note is 375 Park Avenue, New York, New York 10152. The reported information is based upon the amendment to Schedule 13D filed by Centerbridge Partners, L.P. with the SEC on September 17, 2015.

Mr. Truong is a Senior Managing Director of Centerbridge Partners L.P., and Mr. Mahony is an Associate of Centerbridge Partners L.P., which is affiliated with the Centerbridge Shareholders. Messrs. Truong and Mahony disclaim beneficial ownership of such shares of common stock of Genco.

(9)	Consists of 744,533 shares owned by Apollo Centre Street Partnership, L.P., 185,752 shares owned by Apollo Franklin Partnership, L.P., 4,279,866 shares owned by Apollo Credit Opportunity Trading Fund III LP, 555,455 shares owned by AEC (Lux) S.á.r.l., 953,633 shares owned by AES (Lux) S.á.r.l., 384,252 shares owned by ANS U.S. Holdings Ltd., 2,352,833 shares owned by Apollo Special Opportunities Managed Account, L.P. and 784,269 shares owned by Apollo Zeus Strategic Investments, L.P. Apollo Centre Street Management, LLC serves as the investment manager for Apollo Centre Street Partnership L.P., and Apollo Franklin Management, LLC serves as the investment manager for Apollo Franklin Partnership, L.P. Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund (Offshore) III LP serve as the general partners of Apollo Credit Opportunity Trading Fund III LP. Apollo Credit Opportunity Management III LLC serves as the investment manager for Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund (Offshore) III LP. Apollo European Credit Management L.P. serves as the investment manager for AEC (Lux) S.á.r.l. and Apollo European Credit Management, LLC serves as the general partner of Apollo European Credit Management, L.P. Apollo European Strategic Management, L.P. serves as the investment manager for AES (Lux) S.á.r.l., and Apollo European Strategic Management LLC serves as the general partner for Apollo European Strategic Management, L.P. Apollo SK Strategic Investments, L.P. is the sole member-manager of ANS U.S. Holdings Ltd. Apollo SK Strategic Management, LLC serves as the investment manager for Apollo SK Strategic Investments, L.P. Apollo SOMA Advisors, L.P. serves as the general partner of Apollo Special Opportunities Managed Account, L.P., and Apollo SOMA Capital Management, LLC serves as the general partner of Apollo SOMA Advisors, L.P. Apollo Principal Holdings II, L.P. serves as the sole member and manager of Apollo SOMA Capital Management, LLC, and Apollo Principal Holdings II GP, LLC serves as the general partner of Apollo Principal Holdings II, L.P. Apollo SVF Management, L.P. serves as the manager of Apollo Special Opportunities Managed Account, L.P., and Apollo SVF Management GP, LLC serves as the general partner of Apollo SVF Management, L.P. Apollo Zeus Strategic Management, LLC serves as the investment manager for Apollo Zeus Strategic Investments, L.P. Apollo Capital Management, L.P. is the sole member and manager of Apollo Centre Street Management, LLC, Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management, LLC, Apollo European Strategic Management, LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management GP, LLC and Apollo Zeus Strategic Management, LLC . Apollo Capital Management GP, LLC is the general partner of Apollo Capital Management, L.P. Apollo Management Holdings, L.P. serves as the sole member and manager of Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC serves as the general partner of Apollo Management Holdings, L.P.

The address of each of Apollo Centre Street Partnership, L.P., Apollo Centre Street Management, LLC, Apollo Franklin Partnership, L.P., Apollo Credit Opportunity Trading Fund III LP, Apollo Credit Opportunity Fund III LP, Apollo Credit Opportunity Fund (Offshore) III LP, Apollo SK Strategic Investments, L.P., Apollo Special Opportunities Managed Account, L.P., Apollo SOMA Advisors, L.P., Apollo SOMA Capital Management, LLC, Apollo Principal Holdings II, L.P. and Apollo Principal Holdings II GP, LLC is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of each of AEC (Lux) S.á.r.l. and AES (Lux) S.á.r.l. is 44, Avenue J.F. Kennedy, Luxembourg L-1855, Luxembourg. The principal office of ANS U.S. Holdings Ltd. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town KY1-9005, Cayman Islands. The principal office of Apollo Zeus Strategic Investments, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town KY1-1104, Cayman Islands. The principal office of each of Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management L.P., Apollo European Credit Management, LLC, Apollo European Strategic Management, L.P., Apollo European Strategic Management LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management, L.P., Apollo SVF Management GP, LLC, Apollo Zeus Strategic Management, LLC, Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC is 9 W. 57th Street, 43rd Floor, New York, New York 10019. The reported information is based upon the Schedule 13D filed by Apollo Management Holdings GP, LLC with the SEC on February 26, 2016.

Mr. Regan is an Operating Partner at Apollo Investment Consulting LLC, which is affiliated with the Apollo Shareholders. Mr. Regan disclaims beneficial ownership of such shares of common stock of Genco.

(10)	Consists of 3,537,648 shares owned by Strategic Value Special Situations Master Fund III, L.P., 4,094,961 shares owned by Strategic Value Special Situations Master Fund II, L.P., 1,005,475 shares owned by Strategic Value Special Situations Offshore Fund III-A, L.P. and 3,995,595 shares owned by Strategic Value Master Fund, Ltd. SVP Special Situations III LLC is the investment manager of, and exercises investment discretion over, Strategic Value Special Situations Master Fund III, L.P. Strategic Value Partners, LLC is the managing member of SVP Special Situations III LLC. Strategic Value Partners, LLC and SVP Special Situations III LLC are both indirectly majority owned and controlled by Victor Khosla. Strategic Value Partners, LLC is the manager member of SVP Special Situations II LLC, the investment manager of Strategic Value Special Situations Master Fund II, L.P. SVP Special Situations II LLC is indirectly majority owned and controlled by Victor Khosla. Strategic Value Partners, LLC is the managing member of SVP Special Situations III-A LLC, the investment manager of Strategic Value Special Situations Offshore Fund III-A, LP. SVP Special Situations III-A LLC is indirectly majority owned and controlled by Victor Khosla. Strategic Value Partners, LLC is the investment manager of Strategic Value Master Fund, Ltd.

The address of each reporting person is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 96830. The reported information is based upon the amendment to Schedule 13D filed by Strategic Value Partners, LLC with the SEC on February 18, 2016.

Mr. Kirchof is a Managing Director at Strategic Value Partners, LLC, which is affiliated with the Strategic Value Partners Shareholders. Mr. Kirchof disclaims beneficial ownership of such shares of common stock of Genco.

(11)	Consists of 252,287 shares (including 10,171 warrants) owned by Alden Global Adfero BPI Fund, Ltd, 3,569,067 shares (including 102,742 warrants) owned by Alden Global Opportunities Master Fund, L.P., 102,958 shares owned by Dugan Partners, L.P., and 1,270,234 shares (including 36,961 warrants) owned by Turnpike Limited. Alden Global Capital LLC is the manager of Alden Global Adfero BPI Fund, Ltd. Alden Global Capital Limited is the investment manager of Alden Global Opportunities Master Fund L.P. Alden Global Capital LLC is the investment sub-adviser to Alden Global Opportunities Master Fund L.P. Alden Global Capital LLC is the investment portfolio manager to Dungan Partners L.P. Alden Global Capital Limited is the investment adviser to Turnpike Limited and Alden Global Capital LLC is an investment sub-adviser to Turnpike Limited.

The address of the principal business office of Alden Global Adfero BPI Fund, Ltd., Alden Global Opportunities Master Fund, L.P. and Turnpike Limited is c/o Ogier Fiduciary Svcs (Cayman) Ltd., 89 Nexus Way, Camana Bay, Cayman Islands KY1-9007. The address of the principal place of business of Dungan

Partners L.P. is Ogier House, The Esplanade, St. Helier, Jersey JE4 9WG. The reported information is based upon the amendment Schedule 13G filed by Alden Global Capital Ltd. with the SEC on February 16, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Aegean Marine Petroleum Network, Inc.

Genco has entered into agreements with Aegean Marine Petroleum Network, Inc. (“Aegean”) to purchase lubricating oils for certain vessels in their fleets.  Peter C. Georgiopoulos is Chairman of the Board of Aegean.  During the year ended December 31, 2015, Aegean supplied lubricating oils to Genco’s vessels aggregating approximately $1,651,000.  At December 31, 2015, approximately $218,000 remained outstanding to Aegean.

Transactions with MEP

In 2010, Genco entered into an agency agreement with Maritime Equity Partners LLC (“MEP”) pursuant to which Genco provides MEP with technical services for drybulk vessels.   These services include oversight of crew management, insurance, drydocking, ship operations and financial statement preparation, but do not include chartering services.  The services are provided for a fee of $650 per ship per day plus reimbursement of out-of-pocket costs and are being provided for an initial term of one year.  MEP has the right to cancel provision of services on 60 days’ notice with payment of a termination fee or without a fee upon a Genco change of control.  Genco may terminate provision of the services at any time on 60 days’ notice. During a portion of 2015, Genco’s Chairman, Peter C. Georgiopoulos, controlled and had a minority interest in MEP.  For the year ended December 31, 2015, Genco invoiced approximately $3,232,000 to MEP for the foregoing services and transactions.  At December 31, 2015, approximately $603,000 was due to Genco from MEP.

Transactions with Baltic Trading

On April 7, 2015, Genco entered into a definitive merger agreement with Baltic Trading under which it agreed to acquire Baltic Trading in a stock-for-stock transaction (the “Merger”).  Prior to the Merger, as of June 30, 2015, Genco’s wholly-owned subsidiary Genco Investments LLC owned 6,356,471 shares of Baltic Trading’s Class B Stock, which represented a 10.85% ownership interest in Baltic Trading and 64.60% of the aggregate voting power of Baltic Trading’s outstanding shares of voting stock at June 30, 2015.  Under the terms of the agreement, Baltic Trading became Genco’s indirect wholly owned subsidiary, and Baltic Trading shareholders (other than Genco and its subsidiaries) received 0.216 shares of Genco’s common stock for each share of Baltic Trading’s common stock they owned at closing, with fractional shares that were settled in cash. Upon consummation of the transaction on July 17, 2015, Genco’s shareholders owned approximately 84.5% of the combined company, and Baltic Trading’s shareholders (other than Genco and its subsidiaries) owned approximately 15.5% of the combined company. Shares of Baltic Trading’s Class B stock (all of which Genco owned) were canceled in the Merger. Independent special committees of both companies’ Boards of Directors reviewed and approved this transaction.

On April 7, 2015, Genco and Baltic Trading entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which Genco purchased from Baltic Trading on April 8, 2015 all of Baltic Trading’s equity interests in Baltic Lion Limited and Baltic Tiger Limited, the respective owners of the Capesize drybulk vessels known as the Baltic Lion and the Baltic Tiger, for an aggregate purchase price of $68.5 million, subject to reduction for the outstanding amounts under such owners’ $44 million secured loan agreement with DVB Bank SE (the “$44 Million Term Loan Facility”) and an adjustment for working capital and liabilities as of the closing date. The indebtedness under such the $44 Million Term Loan Facility remained in place. The purchase price was established in arm’s length negotiations between the Baltic Trading special committee and the Genco special committee and was financed by Genco with available cash and borrowings under a $60 million loan agreement between ABN AMRO Capital USA LLC and several Genco subsidiaries. In connection with the Stock Purchase Agreement, Genco executed a Guarantee and Indemnity in favor of DVB Bank SE, which is on substantially the same terms as the Guarantee and Indemnity executed by Baltic Trading on December 3, 2013. As a result, Baltic Trading was released from its Guarantee and Indemnity with respect to the $44 Million Term Loan Facility.

In 2010, Genco entered into a long-term management agreement (the “Management Agreement”) with Baltic Trading pursuant to which Genco provided Baltic Trading with commercial, technical, administrative and strategic services.  The Management Agreement was for an initial term of approximately 15 years.  Baltic Trading paid Genco for the services Genco provided it as well as reimbursed Genco for Genco’s costs and expenses incurred in providing certain of these services.  Baltic Trading paid Genco a commercial services fee of 1.25% of gross charter revenues generated by each vessel; a technical services fee of $750 per ship per day, subject to increase based on the Consumer Price Index; and a sale & purchase fee equal to 1% of the gross purchase or sale price upon the consummation of any purchase or sale of a vessel by Baltic Trading.  For the years ended December 31, 2013, 2014 and 2015, Baltic Trading incurred costs of approximately $4,571,449, $4,465,000 and $2,550,000 respectively pursuant to the Management Agreement.  Additionally, during the years ended December 31 2013, 2014 and 2015, Baltic Trading incurred fees of approximately $41,517, $54,000 and $29,000, respectively, for internal audit services provided by Genco employees which were reimbursable to Genco pursuant to the Management Agreement, and Genco incurred costs in a net amount of approximately $402,997, $284,000 and $34,000, respectively on Baltic Trading’s behalf to be reimbursed to Genco pursuant to the Management Agreement.  Upon consolidation with Baltic Trading, any management fee income earned is eliminated for financial reporting purposes.  The Management Agreement was terminated as of July 18, 2015.

Other Transactions

During 2015, Genco incurred legal services (primarily in connection with vessel acquisitions) aggregating approximately $18,000 from Constantine Georgiopoulos, the father of Peter C. Georgiopoulos, Chairman of the Board. At December 31, 2015, approximately $11,000 was outstanding to Constantine Georgiopoulos.  In addition, Peter C. Georgiopoulos is a party to Genco’s existing registration rights agreement that provides him with piggyback registration rights only.

Review and Approval of Transactions with Related Persons

In April 2007, Genco’s Board adopted a policy and procedures for review, approval and monitoring of transactions involving Genco and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of any class of Genco’s voting securities, immediate family members of the foregoing).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of Genco.  In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) Genco’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to Genco than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to Genco; and (ix) any other information regarding the transaction or the related person in the context of the merger that would be material to investors in light of the circumstances of the particular transaction.  If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP as Genco’s independent auditors to audit the financial statements of Genco for the fiscal year ending December 31, 2013 and recommends that shareholders vote for ratification of this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

If the shareholders fail to ratify the selection, our Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Genco and its shareholders.

Fees to Independent Auditors for Fiscal 2015 and 2014

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal 2015 and fiscal 2014 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2015 and fiscal 2014.

Type of Fees	2015 ($ in thousands)	2014 ($ in thousands)
Audit Fees	$371	$562
Audit-Related Fees	$152	$848
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$523	$1410

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to the auditor for the audit of the Company’s annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include services associated with primary and secondary offerings of our common stock in the past two fiscal years and other matters related to our periodic public filings; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policy for Services Performed by Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories:  audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee has delegated to its Chairman authority to approve a request for pre-approval provided that the same is submitted to the Audit Committee for ratification at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENCO’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2017 Annual Meeting of Shareholders must be received by Genco at its offices in New York, New York, addressed to the Secretary, not later than December 28, 2016, if the proposal is submitted for inclusion in Genco’s proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act, or not earlier than December 19, 2016 and not later than January 18, 2017 if the proposal is submitted pursuant to Genco’s By-Laws.  Such proposals must comply with Genco’s By-Laws and the requirements of Regulation 14A of the Exchange Act.

In addition, Rule 14a-4 of the Exchange Act governs Genco’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to Genco’s 2017 Annual Meeting of Shareholders, if Genco is not provided notice of a shareholder proposal on or before March 14, 2017, Genco will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules thereunder, Genco’s executive officers and directors and persons who own more than 10% of a registered class of Genco’s equity securities, or 10% holders, are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, Genco’s common stock. Based solely on a review of copies of such reports furnished to Genco, and written representations that no reports were required, Genco believes that during the fiscal year ended December 31, 2012 its executive officers, directors, and 10% holders complied with the Section 16(a) requirements except that a Form 4 of investment funds affiliated with Apollo Global Management, LLC reporting the receipt of shares of Genco common stock in exchange for shares of Baltic Trading common stock in the business combination between the two companies was filed late.

ANNUAL REPORT ON FORM 10-K

Genco will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2016 (without the exhibits attached thereto) to any person who was a holder of Genco common stock on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held Genco common stock on the Record Date and should be submitted to John C. Wobensmith, President and Secretary of Genco, at 299 Park Avenue, 12th Floor, New York, New York 10171.

CHARITABLE CONTRIBUTIONS

During fiscal years 2013, 2014, and 2015, the Company did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

BY ORDER OF THE BOARD OF DIRECTORS

John C. Wobensmith
Dated: April 27, 2016	President and Secretary

GENCO SHIPPING & TRADING LIMITED299 PARK AVENUE12TH FLOORNEW YORK, NY  10171VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by Genco Shipping & Trading Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY  11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:M31643-P07926KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) in the line belowGenco Shipping & Trading LimitedThe Board of Directors recommends you vote FOR Items 1 and 2.Vote on DirectorsForAll0WithholdAll0For AllExcept01.Election of DirectorsNominees:01)Peter C. Georgiopoulos02)Eugene I. Davis03)James G. Dolphin04)Peter Kirchof05)Kevin Mahony  06)Basil G. Mavroleon07)Arthur L. Regan 08)Bao D. TruongVote on ProposalsForAgainstAbstain2.Ratification of the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2016.000NOTE:  Such other business as may properly come before the meeting or any adjournment thereof.For address change/comments, mark here.  (see reverse for instructions)0Please indicate if you plan to attend this meeting.00YesNoPlease sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full titles as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Company’s Notice and Proxy Statement for the 2016 Annual Meeting of Shareholders and its2015 Annual Report to Shareholders are available at www.proxyvote.com.M31644-P07926GENCO SHPPING & TRADING LIMITEDTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSANNUAL MEETING OF SHAREHOLDERSMay [18], 2016The shareholder(s) hereby appoint(s) Peter C. Georgiopoulos and John C. Wobensmith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Genco Shipping & Trading Limited that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on May [18], 2016, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, and any adjournment or postponement thereof, with all the powers the shareholders would possess if present at the meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.Address change/comments:(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)Continued and to be signed on reverse side